Exhibit 107

Calculation of Filing Fee Table

Schedule 14A
(Form Type)

GTY Technology Holdings Inc.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee Rate	Amount of Filing Fee
Fees to be Paid	$445,295,057.84	(1)(2)	0.0000927	$41,278.85	(3)
Fees Previously Paid
Total Transaction Valuation	$445,295,057.84
Total Fees Due for Filing				$41,278.85
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due				$41,278.85

(1)	In accordance with Rule 0-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the maximum number of securities of GTY Technology Holdings Inc. (the “Company”) to which this transaction applies is estimated, as of May 13, 2022, to be 95,398,326, which consists of (a) 59,409,278 shares of Company common stock outstanding as of May 13, 2022, entitled to receive consideration of $6.30 per share upon the effectiveness of the transaction; (b) 237,932 shares of Company common stock underlying in-the-money Company stock options outstanding as of May 13, 2022 entitled to receive consideration of $6.30 per underlying share, minus any applicable exercise price, upon the effectiveness of the transaction; (c) 8,693,334 shares of Company common stock deemed to be issuable upon the exercise of 8,693,334 private placement warrants outstanding as of May 13, 2022 entitled to receive the consideration of $6.30 per share in connection with the transaction, provided that a holder of a private placement warrant that properly exercises such warrant within 30 days following the public disclosure of the closing of the transaction will instead be entitled to receive a payment in cash equal to the Black–Scholes-based value of such warrant ($0.60 per share) in accordance with the terms of such warrant; (d) 18,399,982 shares of Company common stock deemed to be issuable upon the exercise of 18,399,982 public warrants outstanding as of May 13, 2022 entitled to receive the consideration of $6.30 per share in connection with the transaction, provided that a holder of a public warrant that properly exercises such warrant within 30 days following the public disclosure of the closing of the transaction will instead be entitled to receive a payment in cash equal to the Black–Scholes-based value of such warrant ($0.56 per share) in accordance with the terms of such warrant; (e) 2,743,697 restricted stock units that will be cancelled and converted into the right to receive consideration of $6.30 per underlying share in connection with the transaction; (f) 632,500 restricted stock units that will be cancelled and converted into the right to receive a cash replacement award (substituting the consideration of $6.30 for each share that was covered by the restricted stock unit) in connection with the transaction; and (g) 5,281,603 total Class A exchangeable shares of 1176363 B.C. Ltd. and 1176368 B.C. Ltd., each a subsidiary of the Company, that will be effectively redeemed and exchanged for the right to receive the consideration of $6.30 per underlying share in connection with the transaction.

(2)	In accordance with Exchange Act Rule 0-11, the proposed maximum aggregate value of the transaction estimated solely for the purposes of calculating the filing fee was calculated, as of May 13, 2022, based on the sum of (a) the product of 59,409,278 shares of Company common stock multiplied by the consideration of $6.30 per share; (b) the product of 237,932 shares of Company common stock underlying in-the-money Company stock options multiplied by the consideration of $4.01 per underlying share (which is the difference between the consideration of $6.30 per underlying share and the weighted average exercise price of the applicable options of $2.29); (c) the product of 8,693,334 shares of Company common stock deemed to be issuable upon the exercise of the private placement warrants multiplied by the Black–Scholes-based value of such warrants ($0.60 per share); (d) the product of 18,399,982 shares of Company common stock deemed to be issuable upon the exercise of the public warrants multiplied by the Black–Scholes-based value of such warrants ($0.56 per share); (e) the product of 2,743,697 restricted stock units that will be cancelled and converted into the right to receive consideration of $6.30 per underlying share multiplied by the consideration of $6.30 per share; (f) the product of 632,500 restricted stock units that will be cancelled and converted into the right to receive a cash replacement award (substituting the consideration of $6.30 for each share that was covered by the restricted stock unit) multiplied by $6.30 for each share that was covered by the restricted stock unit; and (g) the product of 5,281,603 total Class A exchangeable shares of 1176363 B.C. Ltd. and 1176368 B.C. Ltd. multiplied by the consideration of $6.30 per underlying share.

(3)	In accordance with Section 14(g) of the Exchange Act and Exchange Act Rule 0-11, the filing fee was determined as the product of the proposed maximum aggregate value of the transaction as calculated in note (2) above multiplied by 0.0000927.